LIONBRIDGE REPORTS Q2 RESULTS WITH RECORD REVENUE OF $143.8 MILLION, GAAP EPS OF $0.09 AND RECORD NON-GAAP EPS OF $0.19

Delivers 10% Revenue Growth and 58% non-GAAP Earnings Growth Year-on-Year;
Provides Positive Outlook for Q3 with Expected Revenue Growth of More Than 20% Year-on-Year

WALTHAM, Mass. – August 05, 2015 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), today announced revenue and earnings for the second quarter ended June 30, 2015.
Financial highlights for the second quarter include:

•	Record revenue of $143.8 million, an increase of $13.2 million or 10% compared to the second quarter of 2014 and a sequential increase of $7.0 million, or 5%, compared to the first quarter of 2015.

•
GAAP net income of $5.5 million, or $0.09 per share based on 62.4 million weighted average fully diluted common shares outstanding. GAAP net income increased $1.7 million, or $0.03 per share, year-on-year compared to the second quarter of 2014 and increased $2.4 million, or $0.04 per share, sequentially compared to the first quarter of 2015.

•
Record non-GAAP adjusted earnings of $11.8 million or $0.19 per share. The Company defines non-GAAP adjusted earnings as net income excluding merger, restructuring and acquisition-related costs, asset impairment costs, stock-based compensation, and amortization of acquisition-related intangible assets. Please see the section of this release entitled "Non-GAAP Financial Measures" and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

The Company recently secured several significant new customer engagements, including a global leader in medical devices, a leading UK-based publishing company, a Fortune 150 industrial electronics company, a market leader in robotics and a global financial information firm.

“Our positive second quarter results indicate strengthening demand across our business. While our largest client continued to be down year-on-year, they grew notably sequentially from Q1. And we expect growth from this client in the second half. At the same time, we continue to diversify our business across vertical markets, secure new wins in marketing services and scale our new onDemand translation platform,” said Rory Cowan, CEO of Lionbridge. “We enter the second half of the year with confidence. Revenue momentum continues to build. Revenue from our largest client is returning. We are beginning to see the early synergies related to our CLS acquisition. As a result, we expect a strong second half of 2015 for both revenue and earnings with ongoing expansion in 2016.”

During the quarter the Company was recognized as one of “America’s 100 Most Trustworthy Companies” by Forbes for the second consecutive year. The Company also recently was named as the world’s largest language services company by Common Sense Advisory (CSA), an independent market research firm for the fourth consecutive year.

Lionbridge provided outlook for the third quarter of 2015 with estimated revenue of $145-147 million, which would reflect year-on-year growth of 21-22% as compared to the third quarter of 2014.

Lionbridge management will conduct a conference call at 9:00 a.m. ET this morning to discuss financial performance for the quarter and other matters, including matters related to its future performance. To participate, callers within the United States can dial 800-369-1719 and international callers can dial 517-308-9398. The pass code for the call is “Lionbridge”. The conference call will also be available live via the Internet www.lionbridge.com.

Non-GAAP Financial Measures
In this release, the Company's adjusted earnings and adjusted earnings per share are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations. These measures are presented because management believes they provide additional information to investors with respect to the performance of our fundamental business activities. “Adjusted earnings” and “Adjusted Earnings per Share (EPS)” are Non-GAAP financial measures and should not be viewed as alternatives to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure for these measures are net income and diluted net income per share and has provided a reconciliation of GAAP net income to adjusted earnings and adjusted earnings per share at the end of this release.

About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 28 countries. To learn more, visit http://www.lionbridge.com.

This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance, expected revenue and profit growth, and the momentum, pace and strengthening of such growth in Q3 2015, FY 2015 and FY 2016 as well as expected revenue from Lionbridge’s largest customer and synergies from Lionbridge’s acquisition of CLS Communication (“CLS”). These forward-looking statements reflect management’s current views and Lionbridge does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law. Lionbridge's actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include Lionbridge's ability to fully integrate CLS and the pace of such integration actions; the timing of the realization of any synergies associated with the acquisition of CLS; the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company's ability to successfully manage this exposure through hedge instruments and other strategies; its ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; the loss of or reduction in demand from one or more major client or customer, which would materially affect Lionbridge’s business; Lionbridge’s ability to expand its relationships with existing clients; Lionbridge’s ability to broaden its client base; the Company's dependence on clients' product releases, production schedules and procurement strategies to generate revenues; the anticipated benefits of expansion of global language workflow technologies; the impact of competing language technology on the Company's existing customer relationships and ability to secure new customers; the ability of Lionbridge to realize the expected benefits of its technology initiatives and acquisitions and the timing of the realization of such benefits; errors, interruptions or delays in cloud-based technology; breaches of security measures; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to integrate acquisitions and expand its customer relationships and the timing and success of such activities; the portion of the Company's service engagements that are subject to the impact of foreign currency fluctuations; continued uncertainty and volatility in global economic conditions that could negatively affect demand for the Company's services and technologies; reduced demand for the Company’s services that adversely impacts Lionbridge’s future revenues, cash flows, results of operations and financial condition; Lionbridge's ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; risks associated with conducting business outside of the United States, including compliance with changing and potentially conflicting laws and regulations and expenses and delays associated with any such activities; longer collection cycles in particular jurisdictions; risks associated with competition; Lionbridge's ability to forecast revenue, profitability, technology adoption, customer demand and operating results; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; changes in interpretation of statutory and regulatory positions by international tax authorities in countries in which Lionbridge conducts business; changes in interpretation of employment and tax positions by U.S. state and federal authorities; the failure of Lionbridge to keep pace with technological changes or changing customer needs; the risk of claims by third parties of intellectual property claims; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; and Lionbridge being held liable for defects or errors in its service offerings. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC (copies of which may be accessed through the SEC's website at http://www.sec.gov.

LIONBRIDGE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2015	2014	2015	2014
Revenue	$143,761	$130,538	$280,568	$250,743
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization included below)	94,298	89,871	184,848	172,951
Sales and marketing	12,105	9,764	24,080	19,684
General and administrative	23,268	20,373	47,136	40,719
Research and development	2,142	1,757	4,157	3,496
Depreciation and amortization	2,331	1,889	4,582	3,738
Amortization of acquisition-related intangible assets	988	813	1,986	1,611
Restructuring and other charges	3,464	882	6,402	1,216
Total operating expenses	138,596	125,349	273,191	243,415
Income from operations	5,165	5,189	7,377	7,328
Interest expense:
Interest on outstanding debt	473	100	957	249
Amortization of deferred financing charges	95	27	185	54
Interest income	21	31	37	50
Other (income) expense, net	(239)	237	(2,752)	(111)
Income before income taxes	4,857	4,856	9,024	7,186
(Benefit from) provision for income taxes	(646)	1,066	426	1,514
Net income	$5,503	$3,790	$8,598	$5,672

Net income per share of common stock:
Basic	$0.09	$0.06	$0.14	$0.09
Diluted	$0.09	$0.06	$0.14	$0.09
Weighted average number of common shares outstanding:
Basic	60,584	60,523	60,447	60,372
Diluted	62,407	63,410	62,241	63,515

LIONBRIDGE TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands)	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$26,100	$36,893
Accounts receivable, net of allowance of $250 at June 30, 2015 and December 31, 2014	87,721	66,479
Unbilled receivables	27,148	25,843
Other current assets	15,995	12,090
Total current assets	156,964	141,305
Property and equipment, net	26,296	23,622
Goodwill	61,787	21,937
Acquisition-related intangible assets, net	45,347	12,232
Other assets	7,129	5,677
Total assets	$297,523	$204,773
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Debt, current portion	$2,844	$—
Accounts payable	28,110	21,885
Accrued compensation and benefits	22,472	17,249
Accrued outsourcing	11,689	10,429
Accrued restructuring	3,047	3,492
Income taxes payable	2,293	2,123
Accrued expenses and other current liabilities	9,710	10,485
Deferred revenue	10,132	11,866
Total current liabilities	90,297	77,529
Long-term debt, net of current portion	91,324	27,000
Deferred income taxes, net of current portion	4,801	704
Other long-term liabilities	20,958	13,786
Total liabilities	207,380	119,019
Stockholders’ equity:
Preferred stock	—	—
Common stock	645	635
Additional paid-in capital	271,932	272,252
Accumulated deficit	(195,299)	(203,897)
Accumulated other comprehensive income	12,865	16,764
Total stockholders’ equity	90,143	85,754
Total liabilities and stockholders’ equity	$297,523	$204,773

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings (Unaudited)
Comparison of Three and Six Months Ended June 30, 2015 to
Three and Six Months Ended June 30, 2014

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2015	2014	2015	2014
Net income	$5,503	$3,790	$8,598	$5,672
Amortization of acquisition-related intangible assets	988	813	1,986	1,611
Stock-based compensation	1,866	1,992	3,656	3,806
Restructuring and other charges	3,464	882	6,402	1,216
Adjusted earnings	$11,821	$7,477	$20,642	$12,305
Fully diluted weighted-average number of common shares outstanding	62,407	63,410	62,241	63,515
Adjusted diluted earnings per share	$0.19	$0.12	$0.33	$0.19